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                                 [LETTERHEAD]

                                                                   EXHIBIT 10.38


March 31, 1997



Mr. Nicholas Williams
505 N. Lakeshore, #3010
Chicago, IL  60611

Dear Nick:

I am pleased to offer you the position of President and Chief Operating Officer of Premisys Communications, Inc., reporting directly to me.

CASH COMPENSATION

*    Annual Base Salary of $225,000, paid bi-weekly.

* Target Bonus equal to 40% base salary based upon achieving 100% of the Company's Fiscal 1998 goals; you will participate in setting our goals for the coming year.

     You will also be compensated for giving up certain unvested stock options. Premisys will pay you a total of $1,300,000 on a quarterly basis ($81,250 per payment) over your first four years of employment; the first payment will be within 10 days of your first day of employment. These payments will cease if you resign or are terminated with cause.

*    You will earn vacation at the rate of four weeks per year of employment.

STOCK OPTIONS

* We will also recommend to the Compensation Committee of the Board of Directors that you be granted options for 300,000 shares of Premisys stock in accordance with our standard option agreement, a copy of which is attached.

RELOCATION EXPENSES

Premisys will offer the following reimbursement of relocation expenses associated with your move to California:

* Premisys will gross up taxable relocation expense reimbursements to compensate for related income taxes;

*    Sales commissions on the sale of your current home;

*    All moving expenses for household goods and vehicles, up to $50,000;

*    Miscellaneous relocation expenses of $7,000;

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Mr. Nicholas Williams
March 31, 1997
Page 2


* Premisys will pay your rent for an apartment (and for storage of household goods) in California for you and your family until you have moved into your new California home, for up to six months;

*    Travel expenses for your wife to visit California to find a new home; and

* Travel expenses to return to Chicago for visits until your family relocates, every three weeks for up to six months.

MORTGAGE ASSISTANCE

As an employee, Premisys will provide mortgage assistance as follows:

*    Year 1:        $50,000
*    Year 2:        $50,000
*    Year 3:        $37,500
*    Year 4:        $25,000
*    Thereafter:    None

These payments will be made monthly and will commence upon purchase of your home in California.

OTHER

As a full time employee, you will be eligible to participate in the benefits program offered by Premisys in accordance with our policies, which may change from time to time, and after meeting the applicable eligibility requirements, if any. The benefits program includes medical, dental, life, long term disability coverage, profit sharing, employee stock purchase plan and a 401K plan. Additionally, you will be entitled to paid holidays and vacation in accordance with our policy.


Since this letter represents an employment agreement, please note the following:

1. Your employment is at-will and either you or Premisys may terminate the employment relationship at any time with or without cause.

2. It is understood that as part of the Company's effort to protect its proprietary information, you will assist in safeguarding the Company's trade secrets and related sensitive information. Consequently, you will enter into an Invention Assignment and Proprietary Information Agreement with the Company on your first day of work

3. You and Premisys agree that the foregoing represents and expresses their complete agreement regarding the terms and conditions of employment, and further agree that this written contract may not be modified or changed except in a writing signed by you and a officer of the Company.

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Mr. Nicholas Williams
March 31, 1997
Page 3


Nick, I am pleased to offer you this challenging opportunity to contribute to the success of Premisys; I would like you to start on April 21, 1997. Also, if you are in agreement with this offer, please sign this letter where indicated below, and return it to me in the self-addressed stamped envelope provided. Should you have any questions or concerns regarding this offer, please contact me directly at (510) 353-7613.

Sincerely,



/s/ Raymond C. Lin

Raymond Lin
President and CEO

I accept the above offer of employment, pursuant to the items and conditions set forth in this letter.




Signature:  /s/Nicholas J. Williams          Date:  2 April, 1997
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Attachment:  Copy of Offer Letter
             Copy of Standard Option Agreement